EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated December 13, 2013, relating to the consolidated financial statements of Compressor Systems, Inc. and subsidiaries as of September 30, 2013, 2012 and 2011, and for the years then ended in the Registration Statement (Form S-4) and related Prospectus of CSI Compressco LP for the registration of $350,000,000 7.25% Senior Notes due 2022.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

June 2, 2015